Exhibit 2.1

Execution

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and dated as of April 10, 2015 (the “Execution Date”), by and among DAVID GREN (“Gren”), MINOR VALLE (“Valle”) (each of Gren and Valle individually is referred to sometimes as a “Buyer” and collectively as the “Buyers”), HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Hampshire”), HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“International”) (Hampshire and International individually are referred to sometimes as a “Seller” and collectively as the “Sellers”) and Rio Garment, S.A., a Sociedad Anónima formed under the laws of Honduras (“Rio”). The parties hereto individually are referred to sometimes as a “Party” and collectively as the “Parties.”

BACKGROUND

A.     Hampshire owns all of the issued and outstanding limited liability company interests of International. Sellers own all of the issued and outstanding capital stock of Rio. Rio is engaged in the business of designing, sourcing and manufacturing screen print tee shirts for men, women and children (the “Rio Business”).

B.     Gren is the President and General Manager of Rio and Valle is the Controller of Rio.

C.     Subject to the terms and conditions of this Agreement, Buyers desire to purchase, and Sellers desire to sell, all of the issued and outstanding capital stock (collectively, the “Shares”) of Rio.

D.     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in Appendix I attached to this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

SECTION 1.     SALE AND PURCHASE OF SHARES; EFFECT OF SALE.

1.1     Sale and Purchase of Shares. On the Closing Date (as defined below), subject to and upon the terms and conditions contained herein, Sellers shall sell, transfer, convey, assign and deliver to the Buyers, and the Buyers shall purchase and acquire from the Sellers, all right, title and interest in and to all of the Shares, free and clear of any Encumbrances.

1.2     Management of Rio; Conduct of Rio Business Prior to the Closing; Effect of Sale. From and after the Execution Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Sellers, Buyers shall manage Rio and the Rio Business and Buyers shall, and shall cause Rio to: (a) conduct the Rio Business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Rio and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Rio. To the fullest extent permitted by applicable Law, for accounting and financial reporting purposes, the sale of the Shares shall be deemed to have occurred effective as of the close of business on the Execution Date (the “Effective Time”). Without limiting the generality of the foregoing, and except as otherwise provided herein, from and after the Effective Time, Buyers shall be responsible for: (x) the payment of all Rio Accounts Payable (as hereinafter defined) and other Obligations of Rio (whether incurred prior to or after the Effective Time) as and when due, (y) the payment of all Severance Obligations (as hereinafter defined) as and when due, and (z) the funding and payment of all payroll and working capital requirements of the Rio Business; provided, however, that Hampshire shall fund Rio’s payroll payable on April 14, 2014 in an amount up to $75,000.

SECTION 2.     PURCHASE PRICE AND OTHER AGREEMENTS.

2.1     Purchase Price. The total purchase price for the Shares (the “Purchase Price”) consists of cash of Six Million Dollars ($6,000,000.00) plus the amounts payable or liabilities assumed under Sections 2.2 through 2.6 inclusive. The cash portion of the Purchase Price shall be payable as follows:

2.1.1     Closing Purchase Price. On the Closing Date, Buyers shall pay to Sellers the sum of Five Million Dollars ($5,000,000.00) (the “Closing Purchase Price”) by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers.

2.1.2     Deferred Purchase Price. On the first anniversary of the Closing Date (the “First Anniversary”), Buyers shall pay to Sellers the sum of One Million Dollars ($1,000,000.00) (the “Deferred Purchase Price”), less any amounts properly setoff pursuant to Section 8.4.3, by wire transfer of immediately available funds to an account or accounts designated by Sellers. At Closing, Buyers and their spouses shall deliver a Guaranty Agreement in the form attached hereto as Exhibit 2.1.2 (“Guaranty”).

2.1.3     Additional Purchase Price. The amounts payable or liabilities assumed under Sections 2.2 through 2.6 inclusive are agreed by the Parties to constitute additional items of Purchase Price.

2.2     Accounts Payable. On the Closing Date, Rio shall assume from Hampshire and International the accounts payable and other Obligations of any Seller related to the Rio Business (the “Rio Related Accounts Payable”). On or prior to the Closing Date, the Parties shall in good faith determine and agree upon the Rio Related Accounts Payable and shall attach a final list thereof as Exhibit 2.2. The Rio Related Accounts Payable shall be assumed by Rio pursuant to an Assignment and Assumption Agreement in the form attached to Exhibit 2.2 (the “Assignment and Assumption Agreement”). From and after the Effective Time, Rio shall pay, and Buyers shall cause Rio to pay, when due (a) all accounts payable and other Obligations of Rio as of the Effective Time including the Rio Related Accounts Payable, and (b) all accounts payable and Obligations of Rio and the Rio Business incurred from and after the Effective Time (all of the foregoing in clauses (a) and (b) collectively, the “Rio Accounts Payable”).

2.3     Accrued Severance.      Buyers acknowledge and agree that Rio has and shall retain its accrued severance liabilities (currently estimated to be Two Hundred Sixty Thousand Dollars ($260,000)) (the “Accrued Severance”). From and after the Effective Time, Rio shall pay, and Buyers shall cause Rio to pay, all Accrued Severance and Upstairs Severance Liability (as defined in Section 8.4.2) (collectively, “Severance Obligations”) as and when due. For purposes of this Agreement, the Accrued Severance liability and Upstairs Severance Liability shall be included in the definition of Rio Accounts Payable.

2.4     Accounts Receivable. On the Closing Date, as additional Purchase Price, Buyers shall cause Rio to, and Rio shall, transfer, convey, assign and deliver to the Sellers, and the Sellers shall acquire from Rio, all right, title and interest in and to all Accounts Receivable owned by Rio as of the Effective Time (the “Rio Transferred Accounts Receivable”), free and clear of any Encumbrances, pursuant to the Bill of Sale and Assignment Agreement in the form attached to Exhibit 2.4 (the “Bill of Sale and Assignment Agreement”), except that Rio shall retain certain Accounts Receivable from Honduran customers (the “Honduran Accounts Receivable”) and the Honduran Accounts Receivable shall not constitute part of the Rio Transferred Accounts Receivable. On or prior to the Closing Date, the Parties shall in good faith determine and agree upon the Rio Transferred Accounts Receivable and the Honduran Accounts Receivable and shall attach a final list thereof as Exhibit 2.4. Buyers and Rio acknowledge and agree that (a) (i) the Rio Transferred Accounts Receivable (after giving effect to the Closing) and (ii) all Accounts Receivable owned by Hampshire, International or any of their Affiliates (other than Rio) (pertaining to the Rio Business or otherwise) (the “Hampshire Accounts Receivable”) shall be the property of Hampshire, International or such Affiliate, as the case may be, and (b) if any Buyer or Rio receives any payments of Rio Transferred Accounts Receivable or Hampshire Accounts Receivable, Buyers and Rio shall promptly remit the amount thereof to Hampshire, as agent for Sellers. Sellers shall have the right to collect the Rio Transferred Accounts Receivable directly from the applicable customers. The Parties agree that collections from any account debtor shall be applied to the earliest open receivable due from that account debtor. During the period beginning on the Execution Date and ending ninety (90) days after the Closing Date (the “Collection Period”), Sellers or its lender (as Sellers shall determine) (the “Designated Collector”) shall be entitled to collect all Accounts Receivable payable by any customer of Rio, and Buyers and Rio shall send a letter, in form acceptable to Sellers (the “Instruction Letter”), to the customers of Rio informing such customers that the Rio Transferred Accounts Receivable have been assigned to Sellers and instructing such customers to make all payments to the Designated Collector. Buyers and Sellers shall, and shall instruct their respective lender(s) to, remit to the proper Party, in accordance with this Section, any Accounts Receivable that are collected. For the avoidance of doubt, after a Rio customer has paid all its Rio Transferred Accounts Receivable to Sellers, any amounts collected thereafter by the Designated Collector which pertain to an Accounts Receivable of Rio shall be remitted by the Designated Collector to Rio. During the Collection Period, Buyers and Rio shall not change or modify the Instruction Letter, or the instructions contained herein. After the end of the Collection Period, Buyer and Sellers shall confer as to the status of payments of the Rio Transferred Accounts Receivable and modify the Instruction Letter as mutually agreed.

2.5     Overruns and Seconds. On the Closing Date, as additional Purchase Price, Buyers shall cause Rio to, and Rio shall, transfer, convey, assign and deliver to the Sellers, and the Sellers shall acquire from Rio, all right, title and interest in and to all those certain “overruns” and “seconds” to be sold and shipped to the customers of Rio set forth on Exhibit 2.5 from and after the Execution Date (the “Overruns and Seconds”), free and clear of any Encumbrances, pursuant to the Bill of Sale and Assignment Agreement. On or prior to the Closing Date, the Parties shall in good faith determine and agree upon the Overruns and Seconds and shall attach a final list thereof as Exhibit 2.5. Buyers and Rio acknowledge and agree that: (a) Buyers shall cause Rio to ship the Overruns and Seconds to the customers listed on Exhibit 2.5 as and when directed by Sellers from time to time, (b) any Accounts Receivable generated by the Overruns and Seconds (“Overruns and Seconds Accounts Receivable”) are the property of Sellers and (c) if any Buyer or Rio receives any payments of Overruns and Seconds Accounts Receivable, Buyers and Rio shall promptly remit the amount thereof to Hampshire, as agent for Sellers, less any costs of shipment thereof paid by Rio. Sellers shall have the right to collect the Overruns and Seconds Accounts Receivable directly from the applicable customers. The Parties agree that collections from any account debtor shall be applied to the earliest open receivable due from that account debtor. If requested by Sellers, Buyers and Rio shall send a letter, in form acceptable to Sellers, to the account debtors of the Overruns and Seconds Accounts Receivable informing such account debtors that the Overruns and Seconds Accounts Receivable have been assigned to Sellers and instructing such account debtors to make all payments to the Designated Collector.

2.6     Certain Prepaid Expenses. On the Closing Date, as additional Purchase Price, Buyers shall cause Rio to, and Rio shall, transfer, convey, assign and deliver to the Sellers, and the Sellers shall acquire from Rio, all right, title and interest in and to all prepaid expenses held by Rio as of the Execution Date representing prepayments to the vendors set forth on Exhibit 2.6, together with any liens or security interests held thereon (collectively, “Vendor Prepaid Expenses”), free and clear of any Encumbrances, pursuant to the Bill of Sale and Assignment Agreement. On or prior to the Closing Date, the Parties shall in good faith determine and agree upon the Vendor Prepaid Expenses and shall attach a final list thereof as Exhibit 2.6.Buyers and Rio acknowledge and agree that: (a) from and after the Execution Date, Buyers, Rio and their Affiliates shall not use any Vendor Prepaid Expenses and (b) Buyers shall pay to Sellers as additional Purchase Price the amount of any Vendor Prepaid Expenses for which Buyers, Rio or their Affiliates receive a benefit (for example, without limitation, by way of a reduced or discounted purchase price from such vendor) and such amounts shall be promptly remitted in cash to Hampshire. Sellers shall have the right to collect the Vendor Prepaid Expenses directly from the applicable vendors. If requested by Sellers, Buyers and Rio shall send a letter, in form acceptable to Sellers, to the vendors informing such vendors that the Vendor Prepaid Expenses have been assigned to Sellers and instructing such vendors to make all payments to the Designated Collector.

2.7     Employment Matters.

2.7.1     On the Closing Date, Sellers and Gren shall enter into the Mutual Release Agreement in the form attached hereto as Exhibit 2.7.1 (the “Mutual Release Agreement”).

2.7.2     Effective as of the Closing Date, Sellers shall terminate, and Rio shall engage the persons listed on Exhibit 2.7.2 (the “Released Employees”).

2.7.3     The employees of the Rio Business that will remain with the Rio Business (including the Released Employees engaged by Rio pursuant to Section 2.7.2) shall be entitled to maintain access to their “hamp.com” email address for a period of 90 days following the Closing Date, strictly to receive inbound emails and facilitate a transition of the Rio Business. All outbound emails during this transition period shall come from the “riogarment.com” domain name.

2.8     Certain Additional Assets.

2.8.1     On or prior to the Closing Date, Sellers shall have assigned to Rio the computers and laptops set forth on Exhibit 2.8.1 (the “Transferred Computers”). Buyers understand and agree that Sellers may retain a backup of all data on the Transferred Computers for purposes of running the business of Sellers after the Closing Date and may delete information unrelated to the Rio Business from the Transferred Computers. In addition, from and after the Closing Date, the Parties shall cooperate to make available a copy of the MAS 500 data base to Rio for purposes of transitioning the accounting function of the Rio Business.

2.8.2     At Closing, Hampshire shall transfer the trademarks listed on Exhibit 2.8.2 (the “Assigned Trademarks”) to Rio pursuant to the Trademark Assignment Agreement in the form attached to Exhibit 2.8.2 (the “Trademark Assignment”).

2.9     Currency. All dollar amounts stated in this Agreement are stated in United States’ dollars, and all payments required under this Agreement shall be paid in United States’ currency. No Party hereto shall have any liability for any change in the exchange rate from time to time.

SECTION 3.     ALLOCATION OF PURCHASE PRICE.

The Purchase Price shall be allocated among the Shares in the manner set forth on Exhibit 3.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Knowing that the Buyers are relying thereon, each of the Sellers, jointly and severally, represents and warrants to, and covenants and agrees with, the Buyers as follows:

4.1     Organization.

4.1.1     Hampshire is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Hampshire owns all of the issued and outstanding limited liability company interests of International. Sellers own all of the issued and outstanding capital stock of Rio. International is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.1.2     Rio is a Sociedad Anónima duly organized, validly existing and in good standing under the laws of Honduras.

4.1.3     True and correct copies of the Organizational Documents of Rio, as amended to date, have been provided to Buyers.

4.2     Authority; Non-Contravention; Validity. Each Seller has the corporate or limited liability company power and authority to enter into, execute, deliver and perform all of its respective Obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement (each, a “Transaction Document”) to which such Seller is or is to become a party. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby, (a) have been duly authorized by all necessary corporate actions by each Seller’s respective board of directors and stockholders or managers and members, as applicable (in each case, to the extent necessary); (b) do not constitute a violation of, or a default under, the Organizational Documents of any Seller; (c) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of, any Contract to which any Seller is a party or by which any Seller is bound; (d) do not constitute a violation of any Law or Judgment applicable to any Seller or Rio; (e) do not accelerate or otherwise modify any Obligation of any Seller; and (f) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, any of the Shares. This Agreement constitutes the legal, valid, and binding agreement of each of the Sellers and is enforceable against each in accordance with its terms. When each other Transaction Document to which Sellers are or are to become a party has been duly executed and delivered by Sellers, such Transaction Document will constitute a legal, valid, and binding agreement of each of the Sellers and will be enforceable against each Seller in accordance with its terms.

4.3     Capital Stock and Ownership. (a) Schedule 4.3 sets forth the number of Shares that are issued and outstanding and owned by Sellers. The Shares constitute all of the issued and outstanding shares of the capital stock of Rio. Sellers own, and are transferring to Buyer, good and valid title to the Shares, free and clear of any Encumbrance except for the security interest held by Salus (which will be released at Closing). Except for Sellers, there is no other record or beneficial owners of any shares of the capital stock of Rio or any other securities of Rio. All of the Shares have been fully authorized, are validly issued, fully paid and non-assessable.

(b)     All of the Shares were issued in compliance with applicable Laws in all material respects. To the knowledge of the Sellers, none of the Shares were issued in violation of any agreement, arrangement or commitment to which either Seller or Rio is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Rio or obligating Sellers or Rio to issue or sell any shares of capital stock of, or any other interest in, Rio. Rio does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

4.4     Legal Proceedings. There are no Proceedings pending or, to Sellers’ knowledge, threatened against or by any Seller or any Affiliate of any Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.5     Brokers and Finder’s Fees. No person acting on behalf of any Seller is or will be entitled to any commission, brokerage or finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.6     Rio Related Accounts Payable. To the knowledge of Sellers, Exhibit 2.2 sets forth all of the Rio Related Accounts Payable as of the date shown.

4.7     Assigned Trademarks. To the knowledge of Sellers: (a) the Assigned Trademarks as currently used in the Rio Business do not infringe the registered trademarks of any Person in any material respect; and (b) no Person is infringing any Assigned Trademark in any material respect. Sellers are the sole owner of all of the Assigned Trademarks, free and clear of any Encumbrances except for the security interest held by Salus (which will be released at Closing). To the Knowledge of Sellers, no Person other than Sellers and Rio has asserted any ownership rights in the Assigned Trademarks.

4.8     No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 (including the related portions of any disclosure Schedule), none of Sellers, Rio or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or Rio, including any representation or warranty as to the accuracy or completeness of any information regarding Rio, the Rio assets or the Rio Business that was obtained by or furnished or made available to Buyers, or any representation or warranty as to the future revenue, profitability or success of Rio, or any representation or warranty arising from statute or otherwise in Law.

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BUYERS.

Knowing that Sellers rely thereon, each of the Buyers, jointly and severally, represents and warrants to, and covenants and agrees with, the Sellers as follows:

5.1     Authority; Non-Contravention; Validity. Each Buyer has the authority and legal capacity to enter into, execute, deliver and perform all of his respective Obligations under this Agreement and under each other Transaction Document to which such Buyer is or is to become a party. The execution, delivery and performance of this Agreement by the Buyers and the consummation by the Buyers of the transactions contemplated hereby, (a) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of, any Contract to which any Buyer is a party or by which any Buyer is bound; (b) do not constitute a violation of any Law or Judgment applicable to any Buyer; and (c) do not accelerate or otherwise modify any Obligation of any Buyer. This Agreement constitutes the legal, valid, and binding agreement of each of the Buyers and is enforceable against each in accordance with its terms. When each other Transaction Document to which Buyers are or are to become a party has been duly executed and delivered by Buyers, such Transaction Document will constitute a legal, valid, and binding agreement of each of the Buyers and will be enforceable against each Buyer in accordance with its terms.

5.2     Brokerage Fees. No Person acting on behalf of any Buyer is entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement.

5.3     Legal Proceedings. There are no Proceedings pending or, to any Buyer’s knowledge, threatened against or by any Buyer or any Affiliate of any Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.4     Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the Purchase Price and consummate the terms contemplated by this Agreement.

5.5     Solvency. Immediately after giving effect to the transactions contemplated hereby, each of Buyers and Rio shall be solvent and shall: (a) be able to pay their respective debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on the Rio Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any Buyer or Rio. In connection with the transactions contemplated hereby, Buyers have not incurred, and do not plan to incur, debts beyond their ability to pay as they become absolute and matured.

5.6     Investment Purpose. Each Buyer is acquiring the Shares solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or other foreign or state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to foreign and state securities laws and regulations, as applicable. Each Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of his investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his investment.

5.7     Independent Investigation. Buyers have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Rio, and acknowledges that they and their representatives have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and Rio for such purpose. Each Buyer acknowledges and agrees that: (a) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyers have relied solely upon their own investigations and the express representations and warranties of Sellers set forth in Section 4 of this Agreement (including the related portions of any disclosure Schedule); and (b) none of Sellers, Rio or any other Person has made any representation or warranty as to Sellers, Rio or this Agreement, except as expressly set forth in Section 4 of this Agreement (including the related portions of the any disclosure Schedule).

5.8     No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5 (including the related portions of any disclosure Schedule), none of Buyers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyers, including any representation or warranty arising from statute or otherwise in Law.

SECTION 6.     CONDITIONS TO CLOSING.

6.1     Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:

6.1.1     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.1.2     The representations and warranties of Sellers contained in Section 4 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

6.1.3     Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

6.1.4     Sellers shall have delivered, or caused to be delivered, to Buyers at Closing all of the instruments and documents required to be delivered to Buyers at Closing.

6.2     Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

6.2.1     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.2.2     The representations and warranties of Buyers contained in Section 5 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

6.2.3     Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

6.2.4     Buyers shall have delivered, or caused to be delivered, at Closing: (a) the Closing Purchase Price to Sellers and (b) all of the instruments and documents required to be delivered to Sellers at Closing.

6.2.5     Sellers shall have received the written consent of Salus (as hereinafter defined) under the Credit Agreement, dated as of September 26, 2013, as amended, with Salus Capital Partners LLC and the other lenders named therein (collectively, “Salus”) to the transactions contemplated under this Agreement, including the release of Salus’s lien and security interest in the Shares (the “Salus Consent and Release”).

SECTION 7.     CLOSING.

7.1     Closing and Closing Date. The closing (the “Closing”) under this Agreement will take place at 10:00 a.m., Eastern Time, no later than one (1) business day after the last of the conditions to Closing set forth in Section 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania, or at such other time or on such other date or at such other place as Sellers and Buyers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). It is the intention of the Parties to effect Closing during the week of April 13, 2015. At the election of the Parties, Closing may be effected by delivery of documents by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form. From the Execution Date until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in SECTION 7 hereof.

7.2     Obligations of the Sellers. At the Closing, the Sellers shall deliver the following to the Buyers:

7.2.1     Stock Certificates. Stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

7.2.2     Resignations. Duly executed resignations, dated the Closing Date, of all directors and officers of Rio other than as specified by Buyers.

7.2.3     Salus Consent and Release. The Salus Consent and Release, duly executed by Salus.

7.2.4     Sellers’ Officers Certificate. A certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, certifying (i) that each of the conditions set forth in Sections 6.1.2 and 6.1.3 have been satisfied, (ii) the names and signatures of the officers of Sellers authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors, managers or members, as applicable of Sellers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

7.2.5     Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Sellers.

7.2.6     Mutual Release Agreement. The Mutual Release Agreement, duly executed by Sellers.

7.2.7     Trademark Assignment. The Trademark Assignment, duly executed by Hampshire.

7.2.8     Bill of Sale and Assignment Agreement. The Bill of Sale and Assignment Agreement, duly executed by Sellers.

7.2.9     Receivable Purchase Agreement. A receivable purchase agreement pursuant to Honduran law and consistent with the terms of this Agreement, duly executed by Sellers.

7.2.10     Rio Balance Sheet. An unaudited balance sheet and profits and loss statement for Rio, in the form and as of the date reasonably requested by the Buyers.

7.3     Obligations of Buyers at Closing. At the Closing, the Buyers shall deliver to the Sellers the following:

7.3.1     Closing Purchase Price. The Closing Purchase Price by wire transfer of immediately available funds, to an account or accounts designated by Sellers.

7.3.2     Buyers’ Certificate. A certificate, dated the Closing Date and signed by Buyers, certifying that each of the conditions set forth in Section 6.2.2 and 6.2.3 have been satisfied.

7.3.3     Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyers and Rio.

7.3.4     Mutual Release Agreement. The Mutual Release Agreement, duly executed by Gren.

7.3.5     Guaranty.      The Guaranty from each Buyer and his spouse, duly executed by such Buyer and his spouse.

7.3.6     Trademark Assignment. The Trademark Assignment, duly executed by Rio.

7.3.7     Bill of Sale and Assignment Agreement. The Bill of Sale and Assignment Agreement, duly executed by Rio.

7.3.8     Receivable Purchase Agreement. A receivable purchase agreement pursuant to Honduran law and consistent with the terms of this Agreement, duly executed by Rio and/or Buyers as applicable.

SECTION 8.     INDEMNIFICATION.

8.1     Obligation of the Sellers to Indemnify. From and after the Closing Date, each of the Sellers, jointly and severally, shall indemnify, defend and hold harmless each Buyer and Rio, and their respective successors and assigns, and their respective directors, officers, members, managers, shareholders, partners, employees, agents and representatives (collectively with Buyers and Rio, the “Buyer Indemnitee Group”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including without limitation reasonable attorney’s fees and court costs) (collectively, “Losses”), arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any misrepresentation, breach or failure of any warranty, representation, or covenant made by any Seller in this Agreement, (b) any failure or refusal by any Seller to satisfy or perform any agreement, covenant, or term of this Agreement or any Transaction Document to be satisfied or performed by it, (c) any Obligation of any Seller (but not including any Obligation of Rio or any Obligation which has been assumed by Buyers or Rio pursuant to this Agreement or otherwise) and (d) any Proceedings arising from or relating to any of the foregoing.

8.2     Obligation of the Buyers and Rio to Indemnify. From and after the Closing Date, each of the Buyers and Rio, jointly and severally, shall indemnify, defend and hold harmless each Seller and their respective successors and assigns, and their respective directors, officers, members, managers, shareholders, partners, employees, agents and representatives (collectively with Sellers, the “Seller Indemnitee Group”), from and against any Losses arising out of or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any misrepresentation or breach or failure of any warranty, representation, or covenant made by any Buyer in this Agreement, (b) any failure or refusal by any Buyer to satisfy or perform any agreement, covenant, or term of this Agreement or any Transaction Document to be satisfied or performed by it, including payment of the Deferred Purchase Price, (c) any Obligation of any Buyer, Rio or the Rio Business, including the Rio Accounts Payable and the Severance Obligations, and (d) any Proceedings arising from or relating to any of the foregoing.

8.3     Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which Buyer Indemnitee Group or Seller Indemnitee Group, as the case may be, (the “Indemnitees”) are entitled to indemnification from the Sellers or the Buyers and Rio, as the case may be, (the “Indemnitors”) under this Section 8:

8.3.1     Notice. Within 30 days after the Indemnitees receive written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitees shall give notice to the Indemnitors of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

8.3.2     Defense. If a third-party action, suit, claim or demand is involved, then upon receipt of the Indemnification Notice, the Indemnitors shall, at their expense and through counsel of their choice (satisfactory to Indemnitees), promptly assume and have control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitees may, at their option and expense and through counsel of their choice, participate in the Defense; (ii) the Indemnitors shall not consent to any order, award, decree or other judgment, or agree to any settlement, without the Indemnitees’ prior written consent, which consent shall not be unreasonably withheld or delayed; and (iii) if the Indemnitors do not promptly assume control over the Defense, or after doing so, do not continue to prosecute the Defense in good faith, the Indemnitees may, at their option and through counsel of their choice, but at the Indemnitors’ expense, assume total control over the Defense, provided that the Indemnitees shall not consent to any order, award, decree or other judgment, or agree to any settlement, without the Indemnitors’ prior written consent, which consent shall not be unreasonably withheld or delayed. In any event, the Indemnitors and the Indemnitees shall fully cooperate with each other in connection with the Defense, including, without limitation, by furnishing all available documentary or other evidence as is reasonably requested by the other. Anything in this SECTION 8 to the contrary notwithstanding, any expense incurred by Sellers as Indemnitors shall be paid by Buyers and setoff against the Deferred Purchase Price pursuant to Section 8.4.3 until the Deferred Purchase Price has been reduced to zero (0).

8.4     Limits on Indemnification by Sellers. Sellers’ liability under this Agreement shall be limited as follows:

8.4.1     Sole and Exclusive Remedy.     Subject to Section 10.3, Buyers and Rio acknowledge and agree that the Buyer Indemnitee Group’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or Obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Transaction Document, shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, each Buyer and Rio hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Transaction Document it may have against Sellers and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8.

8.4.2     Deductible. No amount shall be payable by Sellers unless and until the aggregate amount otherwise payable by the Sellers under Section 8.1 exceeds the Basket Amount (as defined below). At such time as the total amount payable by the Sellers under Section 8.1 exceeds the Basket Amount, Buyer Indemnitee Group shall be entitled to be indemnified against the amount of all Losses that have been incurred or suffered by them in excess of the Basket Amount. For purposes of this Agreement, (a) the “Basket Amount” means an amount equal to, without duplication, Three Million, Two Hundred Thousand Dollars ($3,200,000) plus the Honduran Accounts Receivable minus the Rio Accounts Payable minus the Upstairs Severance Liability (defined below) (but in no event shall the Basket Amount be less than zero (0)) and (b) the “Upstairs Severance Liability” means the amount of severance liability that Rio incurs and actually pays with respect to Rio’s executive level employees on or after Closing Date and on or prior to the Cut-Off Date (as hereinafter defined) up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) (and specifically excluding Accrued Severance).

8.4.3     Deferred Purchase Price. To the extent that the Buyer Indemnitee Group is entitled to indemnification hereunder, their sole remedy shall be to setoff the amounts due against the Deferred Purchase Price until the Deferred Purchase Price has been reduced to zero (0). The Deferred Purchase Price, less any amounts properly setoff pursuant to this Section 8 for claims made pursuant to Indemnification Notices given prior to the Cut-Off Date, shall be paid to Sellers on the First Anniversary.

8.4.4     No Rights of Setoff. Except as provided in Section 8.4.3, Buyer Indemnitee Group shall have no rights of setoff or recoupment against any Seller.

8.4.5     Ceiling. The Sellers’ aggregate liability under this Section 8 shall not exceed the Deferred Purchase Price.

8.4.6     Time Periods. With respect to any Indemnification Matter under SECTION 8, Sellers shall have no liability, and Buyer Indemnitee Group shall not be entitled to indemnification and rights of setoff, unless Buyers and Rio give an Indemnification Notice with respect thereto on or prior to the date that is six (6) months after the Closing Date (the “Cut-Off Date”).

8.5     Adjustment to Purchase Price. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

SECTION 9.     CERTAIN AGREEMENTS AND POST-CLOSING OBLIGATIONS.

9.1     Books and Records. For a period of seven (7) years after the Closing Date, Buyers shall: (a) retain the books and records (including personnel files and Tax records) of Rio relating to periods prior to the Closing Date in a manner reasonably consistent with the prior practices of Rio; and (b) upon reasonable notice, afford Sellers and their representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records. Without limiting the generality of the foregoing, Sellers shall have the right to audit, or cause an audit, of the books and records for any purpose, including verifying the payments of amounts required under Section 2.

9.2     Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, stock transfer, documentary, stamp, duties, value added, registration, recording and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be paid by Buyers. Buyers shall, at their own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all, such Transfer Taxes. If required by applicable law, Sellers will join in the execution of any such Tax Returns or such other documentation.

9.3     Transition and Cooperation. From and after the Closing Date, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. If any Party receives any amounts from a third party which are properly payable to another Party hereunder, such Party promptly shall forward such amounts to the proper Party. Further, from and after the Closing Date: (a) if any Party becomes aware of any errors or omissions with respect to any Rio Related Accounts Payable, Rio Transferred Accounts Receivable, Honduran Accounts Receivable, Overruns and Seconds or Vendor Prepaid Expenses from that set forth on the applicable exhibits at Closing and which should have been addressed at Closing in accordance with the terms of this Agreement, it shall promptly inform the other Parties and the Parties shall in good faith confer and make the appropriate adjustments and payments and (b) Buyers and Rio shall pay, or reimburse Sellers, for any personal costs and expenses of any Buyer, including credit card debt, that was incurred by any Seller prior to or after the Closing Date.

9.4     Fees and Expenses. Buyers shall pay all of the fees and expenses incurred by any Buyer or Rio, and Sellers shall pay all of the fees and expenses incurred by any Seller, in negotiating and preparing this Agreement (and all other contracts, agreements and documents executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

9.5     Publicity. No press release, notice, disclosure or other publicity concerning the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by any Buyer or their Affiliates without the prior written approval of Hampshire.

9.6     Certain Obligations of Sellers.

9.6.1     Noncompetition. For a period of three (3) years commencing on the Closing Date, Sellers shall not, and shall not permit any of their Affiliates under their control to, directly or indirectly, engage in, assist others in engaging in, or have an interest in any Person that engages directly or indirectly in, the sourcing, production, distribution, promotion or sale of screen print tee shirts anywhere in the world; provided, however, that nothing in this Section shall prohibit the sourcing, production, distribution, promotion or sale of screen print tee shirts under brands now owned or licensed by the Sellers or any Affiliate. Notwithstanding the foregoing, either Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

9.6.2     Rio’s Confidential Information. At all times after the date of this Agreement, except with Buyers’ prior written consent, none of the Sellers or any of their Affiliates under their control, shall, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use, any confidential or proprietary property, knowledge or information of Rio concerning any of its business, software, assets or financial condition, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Rio Business or Assets of Rio or the conduct and details of the Rio Business; (b) the identity of Rio’s customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of Rio’s customer and supplier Contracts and proposals; (d) Rio’s pricing policies, marketing and sales strategies, methods of delivering products and services, and service development projects and strategies; (e) Rio’s employment and payroll records except as may be required by Law; (f) Rio’s forecasts, budgets and other nonpublic financial information; and (g) Rio’s expansion plans, management policies, methods of operation, and other business strategies and policies; except that this Section shall not apply to any information to the extent that Sellers can show that such information (x) is generally available to and known by the public through no fault of Sellers or any of their Affiliates; or (y) is lawfully acquired by Sellers or any of their Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, upon reasonable notice to Buyers (so that Buyers may obtain a protective order at their expense if they so elect), Sellers may disclose any information required to be disclosed by Law, except that Sellers are not required to give such notice with respect to information required to be disclosed by securities Laws or stock exchange requirements.

9.7     Certain Obligations of Buyers and Rio.

9.7.1     Noncompetition.     For a period of three (3) years commencing on the Closing Date, Buyers and Rio shall not, and shall not permit any of their Affiliates under their control to, directly or indirectly, engage in, assist others in engaging in, or have an interest in any Person that engages directly or indirectly in, the sourcing, production, distribution, promotion or sale of men’s sportswear wovens (shirts or pants) or sweaters that directly compete with brands now owned or licensed by Sellers or any Affiliates anywhere in the world. Notwithstanding the foregoing, either Buyer or Rio may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Buyer or Rio is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

9.7.2     Sellers’s Confidential Information. At all times after the date of this Agreement, except with Sellers’ prior written consent, none of the Buyers or Rio or any of their Affiliates under their control, shall, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use, any confidential or proprietary property, knowledge or information of any Seller concerning any of its business, software, assets or financial condition, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the business or Assets of Sellers, the conduct and details of the business of the Sellers or this Agreement; (b) the identity of Sellers’ customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of Sellers’ customer and supplier Contracts and proposals; (d) Sellers’ pricing policies, marketing and sales strategies, methods of delivering products and services, and service development projects and strategies; (e) Sellers’ employment and payroll records except as may be required by Law; (f) Sellers’ forecasts, budgets and other nonpublic financial information; and (g) Sellers’ expansion plans, management policies, methods of operation, and other business strategies and policies; except that this Section shall not apply to any information to the extent that Buyers or Rio can show that such information (x) is generally available to and known by the public through no fault of Buyers or Rio or their Affiliates; or (y) is lawfully acquired by Buyers or Rio from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, upon reasonable notice to Sellers (so that Sellers may obtain a protective order at their expense if they so elect), Buyers and Rio may disclose any information required to be disclosed by Law.

9.8     Enforcement of Covenants. Each Party expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the covenants set forth in Section 9.6 or Section 9.7 (collectively, the “Covenants”), and that any breach of the Covenants by a Party (the “Breaching Party”) will result in irreparable injury to the applicable Party entitled to enforce the Covenants (the “Enforcing Party”) for which money damages could not adequately compensate. The Covenants shall be binding upon, and shall be enforceable against, any Person acting in concert with, or under the direction of, any Breaching Party. If a breach of the Covenants occurs, then the Enforcing Party shall be entitled, in addition to all other rights and remedies that it may have at Law or in equity, to have an injunction issued by any competent court enjoining and restraining each Breaching Party and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any Breaching Party or any such other Person may have against any Enforcing Party shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Enforcing Party must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

9.9     Scope of Covenants; “Blue Pencil” Authority. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

SECTION 10.     MISCELLANEOUS.

10.1     Termination. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of the Parties; or (b) by written notice by Buyers or Sellers to all other Parties if the Closing has not occurred by April 24, 2015 other than due to the failure of the Parties giving such notice to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such Parties prior to the Closing. In the event of the termination of this Agreement in accordance with this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that: (a) nothing herein shall relieve any Party from liability for any breach of any provision hereof, (b) Buyers shall indemnify and hold Sellers and Rio harmless from and against any Obligation incurred by any Buyer or Rio on or after the Execution Date that was in breach of Buyers’ obligation under Section 1.2(a) to conduct the Rio Business in the ordinary course of business consistent with past practice (the “Ordinary Course”) and (c) Rio shall reimburse Buyers for reasonable amounts expended by them during the period beginning at the Effective Time and ending on the date of termination of this Agreement (the “Pre-Termination Period”) in the conduct of the Rio Business in the Ordinary Course up to a maximum reimbursement equal to the total of all new Accounts Receivable, if any, arising during the Pre-Termination Period.

10.2     Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) five business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business days after being sent by a nationally recognized overnight express courier service, postage or delivery charges prepaid, or (d) one day after being transmitted by email or facsimile if confirmed within 24 hours thereafter by a signed original sent in a manner set forth in (a), (b) or (c) above, to the Parties at their respective addresses set forth below:

If to the Buyers or Rio, to:

David Gren

c/o Rio Garments

ZIP Rio Blanco Nave #10

San Pedro Sula, Cortes

HONDURAS

Facsimile: (989) 624-0023

Email: dlg2569@gmail.com

with a copy to:

Buchalter Nemer, PC.

1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017

Attention: Jeffrey H. Kapor, Esquire

Facsimile: (213) 630-5663

Email: jkapor@buchalter.com

If to Sellers, to:

Hampshire Group, Limited

114 West 41st Street

New York, NY 10036

Attention: Paul M. Buxbaum, Chief Executive Officer

Facsimile: __________________

Email: pbuxbaum@hamp.com

with a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention: Louis Rappaport, Esquire

Facsimile: 215-832-5647

Email: rappaport@blankrome.com

Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this Section provided that any such change of address notice shall not be effective unless and until received.

10.3     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.4     Entire Understanding. This Agreement, together with the Schedules and Exhibits hereto, states the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by all Parties hereto.

10.5     Parties in Interest. This Agreement shall bind, benefit, and be enforceable by Buyers and Sellers and their respective successors, legal representatives, permitted assigns, heirs, executors, administrators and personal representatives. The liabilities and Obligations of Sellers hereunder shall be joint and several and the liabilities and Obligations of Buyers and Rio hereunder shall be joint and several.

10.6     Assignment. No Party shall, voluntarily, by operation of Law or otherwise, assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto; provided, however, that Sellers shall have the right to assign this Agreement to any acquiror of all or substantially all of the stock or assets of any Seller without the consent of the Buyers, provided that the Sellers shall remain liable for their respective obligations under this Agreement.

10.7     No Waivers. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement of such waiver is sought. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

10.8     Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

10.9     Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

10.10     Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation.

10.11     References. All words in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.12     Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the substantive Laws (without giving effect to principals of conflicts of Law) of the State of New York, applicable to agreements made and to be performed solely therein.

10.13     Jurisdiction and Process. In any action between or among any of the Parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in the State of New York; (c) each of the Parties irrevocably waives the right to trial by jury, (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.2, and (e) the prevailing Parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other Parties (in addition to any other relief to which the prevailing Parties may be entitled).

10.14     No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto, except as provided in SECTION 8 with respect to the Buyer Indemnitee Group and the Seller Indemnitee Group.

10.15     Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

10.16     Neutral Construction. In view of the fact that each of the Parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all Parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[continued and to be signed on following page]

This Stock Purchase Agreement has been executed as of the Execution Date stated above.

Buyers
/s/ David Gren David Gren /s/Minor Valle Minor Valle

Sellers
HAMPSHIRE GROUP, LIMITED By: /s/Paul M. Buxbaum Paul M. Buxbaum Chief Executive Officer	HAMPSHIRE INTERNATIONAL, LLC By: /s/Paul M. Buxbaum Paul M. Buxbaum Chief Executive Officer

Rio RIO GARMENT, S.A. By: /s/ David Gren David Gren President

APPENDIX I

DEFINED TERMS

“Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

“Code” means the United States Internal Revenue Code, as amended.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

“Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

“Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“including” means including but not limited to.

“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

“to the Sellers’ knowledge” and similar phrases mean that neither Paul M. Buxbaum nor David Price have any actual knowledge or belief that the statement made is incorrect.

“Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Organizational Document” means any charter, certificate or articles of incorporation, formation or association, bylaws, operating agreement, partnership agreement or similar document or instrument by which an Entity is formed or governed.

“Person” means any individual, Entity or Governmental Body.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any liability for Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation by contract or under any Tax agreement or (d) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.